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                                 UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                            Commission File No.  000-27021
                                                                ----------------
                                iGo Corporation
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            (Exact name of registrant as specified in its charter)


             9850 Double R. Boulevard, Reno, NV 89521  775-746-6140
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, $001 par value per share
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           (Title of each class of securities covered by this Form)


                                      N/A
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(i)    [ ]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                       Rule 15d-6             [ ]


        Number of holders of record as of the certification or notice date:
one
-------------------

        Pursuant to the requirements of the Securities Exchange Act of 1934, iGo Direct Corporation, successor in interest by merger, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       iGo Direct Corporation

Dated: September 17, 2002              By:  /s/ Joan Brubacher
       ------------------                 -------------------------------
                                          Name  Joan Brubacher
                                          Title Chief Financial Officer,
                                                Vice President, Treasurer
                                                and Assistant Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.